Exhibit 99.2

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Agriculture & Natural Solutions Acquisition Corporation of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Agriculture & Natural Solutions Acquisition Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 20, 2023

/s/ Jeffrey H. Tepper
Jeffrey H. Tepper